EXHIBIT 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY OPERATING REVENUE

(Dollars in millions)

(Unaudited)

	2006		2005				2004
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Business:
Wireline services revenue:
Local voice	$309	$316	$315	$325	$323	$323	$325	$332	$328	$340
Long-distance	138	144	139	140	146	146	136	159	152	157
Access services	—	—	1	1	1	1	1	1	1	1

Total voice services	447	460	455	466	470	470	462	492	481	498
Data and Internet	582	585	587	625	562	541	561	546	551	550

Total business wireline services	1,029	1,045	1,042	1,091	1,032	1,011	1,023	1,038	1,032	1,048

Mass markets:
Wireline services revenue:
Local voice	1,018	1,028	1,030	1,036	1,058	1,061	1,072	1,078	1,099	1,151
Long-distance	161	155	152	141	133	135	133	115	103	101
Access services	1	1	2	2	2	2	4	2	2	2

Total voice services	1,180	1,184	1,184	1,179	1,193	1,198	1,209	1,195	1,204	1,254
Data and Internet	206	191	172	159	147	143	130	110	112	108

Total mass markets wireline services	1,386	1,375	1,356	1,338	1,340	1,341	1,339	1,305	1,316	1,362

Wholesale:
Wireline services revenue:
Local voice	174	176	181	183	194	197	189	199	206	195
Long-distance	278	271	276	278	268	277	277	276	237	242
Access services	132	145	159	156	179	158	157	166	176	176

Total voice services	584	592	616	617	641	632	623	641	619	613
Data and Internet	321	315	319	315	316	328	318	324	336	318

Total wholesale wireline services	905	907	935	932	957	960	941	965	955	931

Total wireline services revenue	3,320	3,327	3,333	3,361	3,329	3,312	3,303	3,308	3,303	3,341
Wireless services revenue	142	139	138	131	132	126	124	133	130	127
Other services revenue	10	10	9	12	9	11	10	8	9	13

Total operating revenue	$3,472	$3,476	$3,480	$3,504	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481